Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Appoints Dan Cohen as Senior Vice President of
Government Relations and Health Policy

ST. PAUL, Minn. - September 24, 2009 - EnteroMedics Inc. (NASDAQ: ETRM) the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced that Dan Cohen has joined the Company as Senior Vice President for Government Relations and Health Policy. Mr. Cohen will be responsible for leading EnteroMedics' federal and private reimbursement efforts, directing a portion of EnteroMedics' U.S. Food and Drug Administration (FDA) premarket approval (PMA) process for the Maestro® System in obesity and coordinating the Company's government relations activities nationally and in Washington, DC.

"We welcome Dan's experience and perspective in the public policy aspects of medical device approval and reimbursement as we move toward the next stage of development for the Maestro® System," said Mark B. Knudson, Ph.D., President and CEO.

Mr. Cohen has served in industry, as well as in congressional and administration positions and as a lobbyist. Most recently, Mr. Cohen has been consulting in the areas of reimbursement policy and drug/device approvals. During the past three years, he has served as Senior Vice President of Government Relations and Public Policy for US Oncology and Executive Director of the Good Government Committee (GGC) PAC. Mr. Cohen has also held various roles with Inamed Corporation, manufacturer of the LAP-BAND Adjustable Gastric Banding System for the treatment of severe obesity, including Vice President, Global Government Affairs and Investor Relations.

EnteroMedics expects to release top-line data from its pivotal EMPOWER study of the Maestro System in the fourth quarter of 2009. If positive, study results will serve as the basis for a premarket approval (PMA) application with the FDA before year-end. In March 2009, EnteroMedics received CE Mark approval, giving it the ability to market the Maestro System to countries of the European Economic Area.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics' proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER™ Study using the Maestro® System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy's effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our inability to complete our EMPOWER™ pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in the Company's Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER™ clinical trial informed consent.

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